Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-254134) of WisdomTree Bitcoin Fund (the “Trust”) and in the related Prospectus of our report dated March 27, 2026, with respect to the financial statements of the Trust included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Ernst & Young LLP

New York, New York

March 27, 2026